Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Pre-Effective Amendment No. 1 to Form S-1 of Ponce Financial Group, Inc. to be filed on November 5, 2021, of our report dated March 26, 2021, relating to the consolidated financial statements of PDL Community Bancorp and Subsidiaries as of December 31, 2020, and 2019, and for each of the three years in the period ended December 31, 2020, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Mazars USA LLP

New York, New York

November 5, 2021